NEWS RELEASE
RELEASED AT 7:00 AM MST February 25, 2004

CONTACTS: Paul Dougan, President
Dave Donegan, Vice President
(801) 521-3515

Equity Oil Reports Fourth Quarter and Year-End 2003 Results

SALT LAKE CITY – (PR Newswire) – February 25, 2004 – Equity Oil Company (NASDAQ NM: EQTY) today reported fourth quarter net income of $560,000 or four cents per diluted common share. This compares to fourth-quarter 2002 net income of $97,140, or one cent per diluted common share. Total net revenues for the fourth quarter were $7.5 million compared to total net revenues of $7.1 million for the same period last year.

For the full year, Equity reported net income of $2.1 million, or 17 cents per diluted common share. This compares to 2002 net income of $1.0 million, or eight cents per diluted share. This represents the fifth consecutive year Equity reported positive net income. Cash flow from operations was $11.5 million for 2003, a 20% increase compared to $9.6 million in 2002. Total weighted average shares outstanding on a fully diluted basis for 2003 were 12.4 million, unchanged from 2002. Total net revenues for 2003 were $27.8 million versus 2002’s total net revenues of $23.7 million.

Equity produced 565,000 barrels of oil and 3,253 MMcf of natural gas in 2003 as compared to 634,000 barrels of oil and 4,198 MMcf of natural gas in 2002. Year end 2003 reserves as prepared by Ryder Scott Company, L.P. are 9.9 million barrels of oil and 28,081 MMcf of natural gas or 14.6 million barrels of oil equivalent. This compares to 10.5 million barrels of oil and 36,588 MMcf of natural gas reserves at year end 2002, or 16.6 million barrels of oil equivalent. The after-tax discounted present value of standardized measure as required by the Securities and Exchange Commission, using year end prices and a discount factor of 10% is $95.7 million at year end 2003 compared to $105.3 million at year end 2002. The pre-tax discounted present value of those reserves using the same criteria is $131.9 million, down from $146.3 million at year end 2002.

On February 2, 2004, Equity Oil Company announced the signing of a definitive merger agreement with Whiting Petroleum Corporation (NYSE: WLL). The merger agreement provides for a stock-for-stock exchange under which Equity shareholders will receive 0.185 shares of Whiting stock for each share of Equity. The merger will result in Whiting and Equity shareholders owning approximately 88.4% and 11.6% of the combined company, respectively. The Boards of Directors of both companies have unanimously approved the merger, which is expected to be treated as a tax-free reorganization. The merger is subject to the approval of shareholders owning two-thirds of the outstanding Equity shares and other standard closing conditions. Equity intends to call a special meeting of its shareholders during the second quarter of 2004 to consider and vote on the merger. The parties expect to complete the merger as soon as practical following approval by the Equity shareholders.

About Equity Oil Company

Equity Oil Company’s oil and gas exploration operations are focused in California, Colorado, North Dakota and Wyoming. Equity’s headquarters are in Salt Lake City, Utah with technical and operating offices in Denver, Colorado and Cody, Wyoming. More information about Equity is available on the internet at www.equity-oil.com.

Forward-Looking Statement

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "believes," "anticipates" or "expects," or words of similar import. The forward looking statements reflect Equity’s current views with respect to future events and financial performance. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission (the "SEC"). Such factors include, among others, risks inherent in exploration and development activities generally, mechanical risks, risks that reserve estimates or that the assumptions underlying them are inaccurate and uncertainties regarding future gas and oil prices and the availability of capital. These risks and uncertainties also include Whiting's and Equity's ability to complete the merger in a timely manner or at all, the failure of Equity's shareholders to approve the merger, the risk that the business of Equity will not be integrated successfully into Whiting, the risk that the cost savings from the merger may not be fully realized or may take longer to realize than expected, and other factors discussed in the filings of Whiting and Equity with the SEC. Investors should consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

Information Regarding Proposed Acquisition by Whiting Petroleum

This press release may be deemed to be solicitation material in respect of the proposed acquisition of Equity by Whiting. In connection with the proposed transaction, a registration statement on Form S-4 and other relevant documents will be filed with the SEC. Shareholders of Equity are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the proxy statement/prospectus that will be part of the registration statement, because they will contain important information about the proposed transaction. After these documents are filed with the SEC, investors and security holders will be able to obtain them free of charge at the SEC’s website, www.sec.gov, or by requesting them from Whiting Petroleum Corporation, Attn: Corporate Secretary, 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300 or from Equity Oil Company, Attn.: Corporate Secretary, 10 West Broadway, Suite 806, Salt Lake City, Utah 84110-0959.

Whiting and Equity and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Whiting’s directors and executive officers is available in its prospectus, dated November 19, 2003, filed with the SEC, and information regarding Equity’s directors and executive officers is available in its proxy statement filed with the SEC on April 14, 2003. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Financial Tables follow

INCOME STATEMENT DATA

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Revenues
Oil and gas sales	$7,426	$7,182	$30,227	$23,679
Gain (loss) from hedging activities Other income	(65) 149	(222) 140	(2,765) 363	(305) 310
Total revenues	7,510	7,100	27,825	23,684
Expenses
Leasehold operating costs	2,051	2,678	8,592	8,332
Depreciation, depletion & amortization	2,438	2,274	8,114	7,675
Impairment of proved oil and gas properties	-	54	-	54
Equity loss in Symskaya Exploration, Inc.	57	179	57	179
Leasehold abandonments	32	6	32	6
3-D seismic	7	200	25	215
Exploration	49	-	449	908
General and administrative	608	666	3,097	2,410
Production and exploration overhead	305	458	1,605	1,424
Accretion expense	15	-	219	-
Interest	255	371	1,097	1,176
Total expenses	5,817	6,886	23,287	22,379
Income from continuing operations before income taxes	1,693	214	4,538	1,305
Provision for income taxes	1,133	165	2,106	658
Income from continuing operations	560	49	2,432	647
Discontinued operations
Income from operations of properties sold, net of provision for income taxes	-	48	90	354
Gain on sale of properties, net of provision for income taxes	-	-	655	-
Income before cumulative effect of accounting change	560	97	3,177	1,001
Cumulative effect of change in accounting, net of benefit from income taxes	-	-	(1,062)	-
Net income	$560	$97	$2,115	$1,001
SHARE INFORMATION
Income from continuing operations	$0.05	-	$0.21	$0.05
Income from discontinued operations	-	0.01	0.06	0.03
Income before cumulative effect of accounting change	0.05	0.01	0.27	0.08
Cumulative effect of change in accounting	-	-	(0.09)	-
Basic net income per common share	$0.05	$0.01	$0.18	$0.08
Basic weighted average shares outstanding	12,014	12,396	12,014	12,300
Diluted weighted average shares outstanding	12,311	12,554	12,403	12,430
Diluted net income per share	$0.04	$0.01	$0.17	$0.08

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	Dec. 31,	Dec. 31,
	2003	2002
Assets
Current assets	$10,062	$7,043
Property and equipment, net	66,146	69,026
Other assets	499	731
Total assets	$76,707	$76,800

Liabilities and Stockholders’ Equity
Current liabilities Asset Retirement Obligation	$2,803 3,242	$4,652 --
Long-term debt	29,000	34,500
Deferred income taxes	5,657	4,398
Stockholders’ equity	36,005	33,250
Total liabilities and stockholders’ equity	$76,707	$76,800
Long-term debt to total assets	38%	45%

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net income	$560	$97	$2,115	$1,001
Depreciation, depletion and amortization	2,438	2,274	8,113	7,674
Accretion expense	15	-	219	-
Impairment of proved oil and gas properties	-	54	-	54
Property abandonments	115	-	115	-
Equity loss in Symskaya Exploration, Inc.	57	179	57	179
Gain (loss) on sale of oil and gas properties	-	14	(1,264)	18
Cumulative effect of change in accounting	-	-	1,062	-
Change in other assets	(183)	(72)	(5)	7
Deferred income tax expense	672	66	1,500	580
Change in asset retirement obligations	(176)	-	(176)	-
Changes in working capital	(268)	2,066	(193)	46
Net cash provided by operating activities	3,230	4,678	11,543	9,559
Net cash used in investing activities	(990)	(1,756)	(2,389)	(36,070)
Net cash provided (used in) financing activities	7	(2,146)	(5,469)	26,898
Net increase (decrease) in cash	2,247	776	3,685	387
Cash and cash equivalents at beginning of period	2,786	572	1,348	961
Cash and cash equivalents at end of period	$5,033	$1,348	$5,033	$1,348

Equity Oil Company

(and Consolidated Subsidiaries)

PRODUCTION, PRICE DATA AND UNIT ANALYSIS

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Oil (MBbL)	138	157	565	634
Gas (MMcf)	712	1,198	3,253	4,198
Total production (MBOE)	257	357	1,107	1,334

Average oil price/BBL	$32.03	$22.87	$26.15	$21.97
Average gas price/MCF	$4.22	$3.08	$3.73	$2.48
Average price/BOE	$28.90	$20.38	$24.80	$18.25

Unit Margin Analysis, per BOE
Total revenues	$29.22	$20.77	$25.13	$18.48
Lease operating costs	(7.98)	(7.74)	(7.76)	(6.44)
G&A	(3.06)	(1.86)	(2.79)	(1.81)
Gross Profit	18.18	11.17	14.58	10.23
Interest expense	$.99	$1.04	0.99	0.88
Cash flow	$17.19	$10.13	$13.59	$9.35
DD&A	$8.80	$6.37	$7.33	$5.75

Year End 2003 Proved Oil & Gas Reserves

	United States		Canada		Total
	Oil	Gas	Oil	Gas	Oil	Gas
December 31, 2003:

Proved developed and undeveloped reserves:
Beginning of year	8,968	33,796	1,581	2,792	10,549	36,588
Revisions of previous estimates**	(985)	(4,513)	(354)	(1,101)	(1,339)	(5,614)
Extensions and discoveries	1,598	1,383	-	-	1,598	1,383
Sales of minerals in place	-	-	(335)	(1,023)	(335)	(1,023)
Improved recovery	36	-	-	-	36	-
Production	(494)	(3,170)	(71)	(83)	(565)	(3,253)
End of year	9,123	27,496	821	585	9,944	28,081

Proved developed reserves:
Beginning of year	7,558	29,173	1,483	6,974	9,041	31,891
End of year	6,910	21,738	708	7,558	7,619	22,271

** Negative oil revisions were largely attributable to increased operating expense reducing the economic life of proven producing properties as well as an increase of the forecast decline rate in the Company’s remaining Canadian asset. The negative gas revisions were chiefly associated with pre-mature water encroachment in several wells in our Yolo County property in the Sacramento Basin of California. In addition, one of three undeveloped locations drilled in the Todhunters Lake field in Yolo County found poor reservoir quality resulting in a downward revision.